Exhibit 10.17.2

CONFIDENTIAL

December 31, 2009

Mr. George R. Richmond

16243 Highway 216

Brookwood, Alabama 35444

Dear George:

The terms of your employment with Walter Energy, Inc. (the “Company”) are currently governed by a letter agreement dated March 13, 2006, as amended December 22, 2008 (the “Letter Agreement”). We are pleased that you have accepted the position of President and Chief Operating Officer of the Company effective September 8, 2009. In connection with your new position, we are amending the terms of our Letter Agreement as set forth below. To the extent the terms contained below are inconsistent with the terms of the Letter Agreement, the terms of this Agreement will control.

1.               Section 1 of the Letter Agreement is deleted in its entirety and replaced with the following:

1.               As the President and Chief Operating Officer of the Company and a member of the Board of Directors, you will report to and serve at the direction of the Chief Executive Officer of the Company and the Board of Directors. In your capacity as President and Chief Operating Officer of the Company, you will be responsible for managing all aspects of the business including financial and strategic issues of the business.

2.               Section 2(a) of the Letter Agreement is deleted in its entirety and replaced with the following:

(a)                                  Your annualized base salary will be $600,000 per year, which will be subject to review and adjustment by the Compensation and Human Resources Committee of the Board of Directors of the Company and paid in accordance with the payroll practices of the Company, as they may change from time to time.

3.               A new Section 2(e) is inserted as follows:

(e)                                  You will be eligible for participation in the Company’s Amended and Restated 2002 Long-Term Incentive Award Plan. In connection with your acceptance of this position, you will receive a one-time equity award having an economic value of $250,000 in the form of 50% non-qualified stock options and 50% restricted stock units, subject to vesting one-third per year over a three year period.  The equity award will be priced as of September 8, 2009.

4.               Section 11 of the Letter Agreement is deleted in its entirety.

5.               This Agreement records the final, complete, and exclusive understanding among the parties regarding the amendment of the Letter Agreement.  As amended, the Letter Agreement is ratified and remains in full force and effect in accordance with its terms and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company, with the exception of the Executive Change in Control Severance Agreement dated March 2, 2004, as amended, entered into between you and the Company.

George, we are delighted that you have accepted this opportunity. If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

Walter Energy, Inc.

/s/ Victor P. Patrick

By: Victor P. Patrick
Its: Chief Executive Officer

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature	/s/ George R. Richmond	Date	12/31/2009